UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2022
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	001-35305		45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

2503 S. Hanley Road	St. Louis	Missouri	63144
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	POST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On July 25, 2022, Post Holdings, Inc. (the “Company”) entered into a Joinder Agreement No. 2 (the “Joinder Agreement”) by and among the Company, as borrower, certain of the Company’s subsidiaries, as guarantors, the institutions constituting the Funding Incremental Term Loan Lenders (as described below), Barclays Bank PLC, as administrative agent and JPMorgan Chase Bank, N.A., as sub-agent to the administrative agent. The Joinder Agreement provided for an incremental term loan (the “Incremental Term Loan”) of $450.0 million under the Company’s Second Amended and Restated Credit Agreement, dated as of March 18, 2020 (as previously amended and as amended by the Joinder Agreement, the “Credit Agreement”). The Funding Incremental Term Loan Lenders are Barclays Bank PLC, Citicorp North America, Inc., Goldman Sachs Lending Partners LLC, Chase Lincoln First Commercial Corporation and Morgan Stanley Bank, N.A.
Pursuant to the Joinder Agreement, the Company borrowed $450.0 million as the Incremental Term Loan on July 25, 2022. Interest on the Incremental Term Loan accrues at the Adjusted Term SOFR Rate (as defined in the Credit Agreement) plus a margin of 1.50% per annum, and the maturity date for the Incremental Term Loan is September 23, 2022. The Joinder Agreement permits the Company to repay the Incremental Term Loan, in whole or in part, in cash or, with the prior written consent of the Funding Incremental Term Loan Lenders, with an alternative form of consideration in lieu of cash.
The foregoing summary of the Joinder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Joinder Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
On July 26, 2022, the Company utilized the proceeds of the Incremental Term Loan to repurchase its Notes (as defined below) that were validly tendered and accepted for purchase pursuant to the Tender Offer (as defined below).
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by this reference.
Item 8.01.    Other Events.
On July 26, 2022, the Company settled its previously disclosed cash tender offer (the “Tender Offer”) for its (i) 4.625% Senior Notes maturing in April 2030 and (ii) 4.50% Senior Notes maturing in September 2031 (collectively, the “Notes”).
As set forth in the Offer to Purchase, dated June 27, 2022, for the Tender Offer, holders of Notes who validly tendered and did not validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on July 11, 2022 (the “Early Participation Date”), and whose Notes were accepted for purchase, were entitled to receive the “Total Consideration,” which included an early participation amount of $50.00 per $1,000 principal amount of Notes. The Tender Offer expired at 11:59 p.m., New York City time, on July 25, 2022.
On July 26, 2022, the Company accepted for purchase and paid approximately $450.0 million in aggregate cash consideration (excluding accrued interest) for Notes that had been validly tendered and not validly withdrawn on or prior to the Early Participation Date, as described in the table below. Accrued and unpaid interest was paid on all Notes validly tendered (and not validly withdrawn) and accepted for purchase from the applicable last interest payment date to, but not including, July 26, 2022.

Series of Notes	CUSIP No.	Aggregate Principal Amount Accepted for Purchase	Total Consideration per $1,000 Principal Amount of Notes Accepted for Purchase (including $50.00 Early Participation Amount)
4.625% Senior Notes maturing in April 2030	144A: 737446AQ7 Reg S: U7318UAQ5; U7318UAS1	$139,785,000	$870
4.50% Senior Notes maturing in September 2031	144A: 737446AR5 Reg S: U7318UAT9	$381,845,000	$860

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1
Joinder Agreement No. 2, dated as of July 25, 2022, by and among Post Holdings, Inc., the Guarantors (as defined therein) party thereto, the Funding Incremental Term Loan Lenders (as defined therein), Barclays Bank PLC, as administrative agent and JPMorgan Chase Bank, N.A., as sub-agent to the administrative agent

104	Cover Page Interactive Data File (the cover page iXBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2022	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel & Chief Administrative Officer, Secretary

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